                                                                 EXHIBIT 4.3


                             STOCK OPTION AGREEMENT
                                   (Director)

This Agreement made as of the 19th day of November, 1993.

BETWEEN:

                 RENE AMYOT

                 2960 Laurier, Suite 500                        Quebec, G1V 4S1

                 (hereinafter called the "Optionee")

                                                               OF THE FIRST PART

AND:

                 CEDAR GROUP, INC., a body corporate having an office at 115 Labrosse Avenue, Pointe Claire, Quebec H9R 1A3;

                 (hereinafter called the "Company")

                                                              OF THE SECOND PART

WHEREAS the Directors of the Company have authorized the granting of options to purchase shares in the capital of the Company to certain of its directors.

NOW THEREFORE THIS AGREEMENT WITNESSETH:

DEFINITION

1. In this Agreement the term "share" or "shares" means, as the case may be, one or more Common shares without par value in the capital stock of the Company as constituted at the date of this Agreement.

GRANTING OF OPTION

2. The Company hereby irrevocably grants to the Optionee, being one of the directors of the Company, a non-assignable, non-transferable option to purchase 50,000 shares in the capital stock of the Company (hereinafter called the "Option") at a price of Cdn.$3.40 per share (the "Option Price") on the terms and conditions hereinafter set forth.

                                      -2-
EXERCISE OF OPTION

3. Subject to paragraph 8 hereof, the Option, or any part thereof, may be exercised by the Optionee at any time, and from time to time until and including November 19, 1995 by notice in writing to the Company to that effect. Any such notice given to the Company (an "Exercise Notice") shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by a certified cheque drawn on a Canadian chartered bank in favour of the Company in full payment of the Option Price for the number of shares then being purchased.

DELIVERY OF SHARE CERTIFICATE

4. The Company shall, within five business days after receipt of the Exercise Notice deliver to the Optionee a share certificate representing the number of shares with respect to which the Option was exercised and issued as of the date of the Exercise Notice.

5. An Exercise Notice shall be deemed to have been given, if delivered, on the date of delivery, or if mailed, on the date of mailing. A mailed Exercise Notice shall be sent by prepaid registered mail addressed to the Company at its address.

OPTION ONLY

6. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any shares of the Company, except those shares in respect of which the Optionee shall have exercised all or any part of the Option granted hereunder.

7. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the shares optioned hereunder other than in respect of optioned shares upon which the Optionee shall have exercised all or any part of the Option granted hereunder and which shall have been taken up and paid for in full.

APPROVAL

8. The Option granted hereunder is subject to approval by ordinary resolution of the members of the Company entitled to vote at a general meeting of the Company, passed prior to the exercise of the Option or any part thereof.

FILING WITH VANCOUVER STOCK EXCHANGE

9. This Agreement is required to be filed with the Vancouver Stock Exchange (the "Exchange") and the Optionee hereby agrees to be bound by any modification of the terms and conditions of the Option as may be required by the said Exchange.

10. A Declaration of Stock Option Position as attached as Schedule "A" to this Agreement, being Exchange Form 14, is required to be completed and filed with the Exchange and the Optionee hereby agrees to complete the attached Schedule "A" as part of this Agreement, for filing with the Exchange.

CAPITAL REORGANIZATION

11. In the event the authorized capital of the Company as presently constituted is consolidated into a lesser number of shares or subdivided into a greater number of shares, the number of shares in respect of which the Option remains unexercised shall be decreased or increased proportionately as the case may be, and the then prevailing purchase price to be paid by the Optionee for each such share shall be correspondingly decreased or increased as applicable. In the event the Company shall determine to amalgamate or merge with any other company or companies (and the right to do so is hereby expressly reserved) whether by way of statutory amalgamation, sale of its assets and undertaking, or otherwise howsoever, then and in each such event the number of shares in the corporation resulting from such amalgamation or merger in respect of which the Option remains unexercised shall be such number of shares in that corporation as would have been acquired by the Optionee pursuant to the amalgamation or merger had the Option been fully exercised immediately prior to the date of such amalgamation or merger and the then prevailing purchase price of the shares to be paid by the Optionee shall be correspondingly decreased or increased as applicable.

TERMINATION OF OPTION

12. The Option is not assignable or transferable and shall terminate on the 30th day following the date upon which the Optionee ceases to be a director of the Company; provided, however, that if such cessation is due to the death of the Optionee, the personal representative of the Optionee shall have the right to exercise any unexercised part of the Option for a period of one year following the date of death of the Optionee.

AMENDMENT OF MATERIAL TERMS

13. Any amendment to the Option is subject to approval by ordinary resolution of the members of the Company entitled to vote at a general meeting of the Company.

TIME OF THE ESSENCE

14.      Time shall be of the essence of this Agreement.

                                      -4-
SUCCESSORS

15. This Agreement shall enure to the benefit of and be binding upon the heirs, executors and administrators of the Optionee and the successors of the Company.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as of the day and year first above written.

SIGNED, SEALED AND DELIVERED by         )
the Optionee in the presence of:        )
                                        )
                                        )
                                        )
                                        )
                                        )
Name:        Michel L. Marengere        )      /s/ RENE AMYOT
     ---------------------------------  )      -----------------------
Address:  29 Montee du Golf             )         RENE AMYOT
        ------------------------------  )
        Luc Beauport Quebec G0A 2C0     )
--------------------------------------  )
                                        )
                                        )
Occupation:    President                )
           ---------------------------  )


The Common Seal of CEDAR GROUP,         )
INC. was hereunto affixed in the        )
presence of:                            )
                                        )                           c/s
                                        )
/s/ MICHEL L. MARENGERE                 )
--------------------------------------  )
Authorized Signatory                    )
                                        )
                                        )
--------------------------------------  )
Authorized Signatory                    )